Exhibit 99.1

Monster Digital Announces Receipt of Nasdaq Listing Determination; Company to Request Hearing

SIMI VALLEY, CA, October 23, 2017 – Monster Digital Inc., (Nasdaq: MSDI), (“Monster Digital” or the “Company”),  announced today that, as anticipated, on October 19, 2017, the Company received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Company’s non-compliance with the $2.5 million stockholders’ equity requirement will serve as a basis for delisting the Company’s common stock from The Nasdaq Capital Market unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”).

The Company plans to timely request a hearing before the Panel, which request will stay any delisting action by the Staff at least pending the issuance of the Panel’s decision following the hearing and the expiration of any extension period that may be granted by the Panel. At the hearing, Monster Digital will present its plan to evidence compliance with the bid price and stockholders’ equity requirements and request an extension of time within which to do so. The Panel has the discretion to grant the Company an extension through no later than April 17, 2018. The Company’s common stock will continue to trade on Nasdaq under the symbol “MSDI” at least pending the ultimate conclusion of the hearing process. Monster Digital intends to provide a further update when additional relevant information becomes available.

About Monster Digital

Monster Digital develops, markets and distributes Monster branded products for use in high-performance consumer electronics, mobile products and computing applications. The Company designs and engineers premium action sports cameras and accessories, in addition to advanced data storage and memory products for professionals and consumers.

Monster Digital is a registered trademark of Monster Products, Inc. in the U.S. and other countries.

For more information about the company, please visit http://www.monsterdigital.com

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including the timing and outcome of any NASDAQ decision with respect to our requests; our inability to take other actions to regain compliance with the NASDAQ stockholders’ equity requirement; and our inability to maintain compliance with other NASDAQ Capital Market listing requirements. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for our products; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Monster Digital expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contacts:

Monster Digital, Inc.

David Olert, CFO

dolert@monsterdigital.com

Investors:

PCG Advisory

Vivian Cervantes

212-554-5482

vivian@pcgadvisory.com